Exhibit 99.2

Offer to Exchange
all of its Outstanding $235,000,000 10.25%
Senior Notes due 2015 and the Related
Guarantees (CUSIP 016275AF6) ("Old Notes")
for an aggregate of:
up to $235,000,000 of its Third-Lien Senior
Secured Notes due 2019 and the Related
Guarantees (together with up to 940,000
Warrants to Purchase up to 3,087,029 Shares
of Common Stock) and up to $20,000,400 in
Cash (Subject to Proration) and
the Solicitation of Consents	and	Unit Offering
up to 9,454 Units
consisting of an aggregate of
up to $9,454,000 of its Third-Lien Senior
Secured Notes due 2019 and the Related
Guarantees (together with up to 37,816
Warrants to Purchase up to 141,274 Shares
of Common Stock) Available to holders of
Old Notes

The Exchange Offer and Consent Solicitation will expire at 9:00 a.m., New York City time, on                        , 2014 unless extended by Alion Science and Technology Corporation (the "Company") (the Company refers to that time and date, as may be extended, as the "Expiration Date"). Holders who tender Old Notes at or prior to 5:00 p.m., New York City time, on                        , 2014, unless extended by the Company (the Company refers to that time and date, as may be extended, as the "Early Tender Date"), will receive an Early Tender Payment. Tenders of Old Notes may be withdrawn at or prior to 5:00 p.m., New York City time, on                        , 2014, unless extended by the Company (the Company refers to that time and date, as the Company may extend them, as the "Withdrawal Deadline") but not thereafter. The Unit Offering will expire on the Early Tender Date. The election to purchase Units in the Unit Offering cannot be revoked except that a valid withdrawal of Old Notes in the Exchange Offer will be deemed to have revoked any election to purchase Units in the Unit Offering.

2014

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        Upon the terms and subject to the conditions set forth in the Prospectus dated                        , 2014 (as it may be supplemented and amended from time to time, the "Prospectus") and the related Consent and Letter of Transmittal (as it may be supplemented and amended from time to time, the "Consent and Letter of Transmittal"), Alion Science and Technology Corporation (the "Company") is:

  •
  offering to exchange (the "Exchange Offer") all of its outstanding 10.25% Senior Notes due 2015 and the related guarantees (the "Old Notes") for, at the election of the holders of the Old Notes, either the New Securities Option; the Cash Option (subject to proration); or the New Securities Plus Unit Offering Option, each as described below; and

  •
  offering Units (the "Unit Offering"), as described below, to finance the purchase of a portion of the Old Notes accepted for exchange pursuant to the Cash Option, if any.

The New Securities Option

        For each $1,000 principal amount of Old Notes accepted for exchange in the Exchange Offer, holders may elect to receive the following (the "New Securities Option"):

  •
  $1,000 principal amount of the Company's Third-Lien Senior Secured Notes due                        , 2019 and the related guarantees (the "Third-Lien Notes");

  •
  One immediately exercisable warrant to purchase no less than 5.9710418 shares of the Company's common stock at an exercise price of $0.01 per share (the "Penny Warrant"); and

  •
  Three warrants, each to purchase no less than 2.3884167 shares of the Company's common stock (the "Cash Warrants").

The Cash Option

        For each $1,000 principal amount of Old Notes accepted for exchange in the Exchange Offer, holders may elect to receive the following (the "Cash Option"):

  •
  $600 in cash. If the cash required to purchase all Old Notes validly tendered pursuant to the Cash Option (excluding accrued and unpaid interest and the Early Tender Payment) exceeds $20,000,400, each holder who elected the Cash Option will have the amount of Old Notes it validly tendered for cash accepted for exchange into the Cash Option prorated as described in the Prospectus, with the balance of Old Notes not accepted for exchange into the Cash Option validly tendered by that holder being exchanged into New Securities as if that holder elected the New Securities Option with respect to the balance of that holder's Old Notes.

The New Securities Plus Unit Offering Option

        For each $1,000 principal amount of Old Notes accepted for exchange in the Exchange Offer, holders may elect to receive the same securities offered in the New Securities Option plus purchase Units in the Unit Offering (the "New Securities Plus Unit Offering Option"). A holder of Old Notes tendering all of its Old Notes in the Exchange Offer and electing the New Securities Plus Unit Offering Option at or prior to the Early Tender Date is required to purchase Units offered in the Unit Offering, subject to the terms and conditions set forth in the Prospectus. Each Unit consists of one Third-Lien Note with a principal amount of $1,000 and the related guarantees, one Penny Warrant to purchase no less than 5.9710418 shares of the Company's common stock and three Cash Warrants, each to purchase no less than 2.3884167 shares of the Company's common stock. For every $1,000 principal amount of outstanding Old Notes validly tendered into the Exchange Offer for the New Securities Option, a holder of Old Notes holding specified minimum principal amounts of Old Notes may purchase up to approximately 0.0709234 of a Unit. All Old Notes held by a holder electing to purchase Units in the Unit Offering will be aggregated and the amount of Units will be rounded down to the nearest whole Unit. No fractional Units will be issued. A holder electing the New Securities Plus Unit Option must agree to purchase all, and not less than all, Units available for purchase by such holder.

        In the case of all three options, for each $1,000 principal amount of Old Notes accepted for exchange in the Exchange Offer that are validly tendered (and not validly withdrawn) at or prior to the Early Tender Date, holders will receive an additional $15.00 in cash (the "Early Tender Payment"). Also on the Settlement Date, the Company will pay accrued and unpaid interest up to, but not including, the Settlement Date, in cash, on Old Notes accepted for exchange. Based on the Expiration Date set forth above, assuming that the Settlement Date is the third business day following the Expiration Date, the amount of accrued and unpaid interest would equal $            per $1,000 aggregate principal amount of Old Notes accepted for exchange. The amount would increase by an additional $ per $1,000 aggregate principal amount of Old Notes accepted for exchange for each additional day that the Settlement Date is extended.

        All capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Prospectus.

        In addition, the Company is soliciting consents from holders of Old Notes to certain proposed amendments (the "Proposed Amendments") to the indenture governing the Old Notes (the "Old Notes Indenture"). The Proposed Amendments would eliminate substantially all of the affirmative and negative covenants, eliminate certain events of default, eliminate the covenant restricting mergers and consolidations and modify certain provisions relating to defeasance contained in the Old Notes Indenture and the Old Notes. Additionally, delivery of a consent will constitute an express waiver and release with respect to all claims against the Company arising out of any breach or default that may have occurred under the Old Notes Indenture or the Old Notes, other than claims for payment of interest or principal. For a detailed description of the Proposed Amendments to the Old Notes Indenture for which consents are being sought pursuant to the Consent Solicitation see "Proposed Amendments" in the Prospectus.

        In connection with the Exchange Offer, the Consent Solicitation and the Unit Offering, we are requesting that you contact your clients for whom you hold Old Notes registered in your name or in the name of your nominee, or who hold Old Notes registered in their own names.

        For forwarding to your clients, we are enclosing the following documents:

  1.
  Prospectus, dated                        , 2014;

  2.
  Consent and Letter of Transmittal, including a Substitute Form W-9, for your use and for the information of your clients;

  3.
  Unit Purchase Form for each holder to complete if they would like to acquire Units pursuant to the Unit Offering;

  4.
  A form letter which may be sent to your clients for whose account you hold Old Notes registered in your name or the name of your nominee, to obtain such clients' instructions with regard to the Exchange Offer, the Consent Solicitation and the Unit Offering;

  5.
  Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding; and

  6.
  Return envelope addressed to Global Bondholder Services Corporation, as the Information and Exchange Agent for the Exchange Offer and Consent Solicitation (the "Information and Exchange Agent").

        Your prompt action is required. We urge you to contact your clients as promptly as possible in order to obtain their instructions. Please note that the Exchange Offer and Consent Solicitation will expire at 9:00 a.m., New York City time, on    •    2014 unless extended by the Company. Holders must validly tender and not validly withdraw their Notes at or prior to 5:00 p.m., New York City time, on    •    , 2014 to receive the Early Tender Payment (as defined in the Prospectus). In order to participate in the Unit Offering, holders must validly tender and not validly withdraw their Old Notes at or prior to 5:00 p.m., New York City time, on     •    , 2014.

        Tendered Old Notes may be withdrawn at any time at or prior to the Withdrawal Deadline of 5:00 p.m., New York city time on            , 2014, unless extended by the Company with the prior written consent of the Supporting Noteholders (but no consent may be revoked after execution of the Second Supplemental Indenture).

        The election to purchase Units in the Unit Offering cannot be revoked except that a valid withdrawal of Old Notes in the Exchange Offer will be deemed to have revoked any election to purchase Units in the Unit Offering.

        In order to accept the Exchange Offer and Consent to the Proposed Amendments, a duly executed and properly completed Consent and Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Prospectus) in connection with a book-entry delivery of Old Notes, and any other required documents, must be received by the Information and Exchange Agent by 9:00 a.m., New York City time, on                        , 2014. Guaranteed delivery procedures are not available in the Exchange Offer and Consent Solicitation.

        In order to purchase Units in the Unit Offering, in addition to delivering a duly executed and properly completed Consent and Letter of Transmittal and any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Old Notes, and any other required documents a holder of Old Notes must also deliver a Unit Purchase Form to the Information and Exchange Agent by 5:00 p.m., New York City time, on                                    , 2014 and must deliver full payment of the Unit Price of $600 per Unit for each Unit to be purchased by such holder to the Company by 5:00 p.m., New York City time, on            , 2014. The Unit Purchase Form (and related materials) must be delivered with the tender of Old Notes in the Exchange Offer.

        The Company will not pay any fees or commissions to any broker, dealer or other person (other than the Information and Exchange Agent, and Goldman, Sachs & Co. (the "Dealer Manager and Solicitation Agent")) for soliciting tenders of Old Notes pursuant to the Exchange Offer. The Company will, however, upon request, reimburse brokers, dealers, banks and trust companies for customary clerical and mailing expenses incurred by them in forwarding materials to their customers. The Company will pay all stock transfer taxes applicable to its exchange of Old Notes pursuant to the Exchange Offer, subject to Instruction 6 of the Consent and Letter of Transmittal.

        Neither the Company, its board of directors, the Dealer Manager and Solicitation Agent, the Information and Exchange Agent nor any other person is making any recommendation as to whether or not you should tender your Old Notes for exchange in the Exchange Offer and deliver Consents in the Consent Solicitation and whether, if applicable, you should purchase Units in the Unit Offering. You must make your own decision whether to tender Old Notes in the Exchange Offer and deliver Consents in the Consent Solicitation and whether to purchase Units in the Unit Offering.

        Questions relating to the Exchange Offer and Consent Solicitation may be directed to the Dealer Manager and Solicitation Agent at the address and telephone numbers set forth on the back cover of the Prospectus. Questions and requests for assistance or for additional copies of the Exchange Offer or Unit Offering documents may be directed to the Information and Exchange Agent at the addresses and telephone numbers set forth on the back cover of the Prospectus.

Sincerely,
Alion Science and Technology Corporation

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU THE AGENT OF THE COMPANY, THE DEALER MANAGER AND SOLICITATION AGENT, OR THE INFORMATION AND EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER AND CONSENT SOLICITATION NOT CONTAINED IN THE PROSPECTUS OR THE CONSENT AND LETTER OF TRANSMITTAL.